Exhibit 10.4

Execution Copy

TERMINATION AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of the 6th day of October, 2008 by and between Elias Vamvakas (the “Employee”), a resident of the Province of Ontario, and OccuLogix, Inc. (the “Employer”), a corporation incorporated under the laws of the State of Delaware, and having its executive offices at 2600 Skymark Avenue, Building 9, Suite 201, Mississauga, Ontario, L4W 5B2.

WHEREAS, the Employer and the Employee entered into an employment agreement dated as of September 1, 2004, pursuant to which the Employee has been serving the Employer as its Chairman and Chief Executive Officer (the “Employment Agreement”);

AND WHEREAS, capitalized terms used in this Agreement, but not otherwise defined, shall have the respective meanings attributed to such terms in the Employment Agreement;

AND WHEREAS, the Employee and the Employer mutually have agreed that the services of the Employee as an executive are no longer required and, accordingly, have agreed to the termination of the Employee’s employment with the Employer pursuant to Section 8.1.2 of the Employment Agreement;

AND WHEREAS, the Employee and the Employer hereby further acknowledge and agree that, pursuant to Section 9 of the Employment Agreement, when the Employee’s employment under the Employment Agreement has been terminated by the Employer for any reason other than Just Cause pursuant to Section 8.1.2 of the Employment Agreement, the Employee is entitled to receive from the Employer, in addition to accrued but unpaid salary, if any, a lump sum payment equal to the greater of (i) U.S.$1,400,000 and (ii) 24 months’ of his Basic Salary and Bonus and 5% of his Basic Salary in respect of his entitlement to Benefits, less any amounts payable to the Employee in lieu of notice where a Stop Work Notice has been given pursuant to Section 8.2 of the Employment Agreement and any amounts owing by the Employee to the Employer for any reason;

AND WHEREAS, the Employee has not been given a Stop Work Notice pursuant to Section 8.2 of the Employment Agreement;

AND WHEREAS, between February 1, 2008 and the date hereof inclusive, the Employee worked for the Employer at 50% of his Basic Salary;

AND WHEREAS, the Employer owes severance pay to each of the former members, and the other soon-to-be former member, of the senior management team of the Employer, being Nozait Chaudry-Rao, John Cornish, David C. Eldridge, Julie A. Fotheringham, Stephen J. Kilmer, Suh Kim, Stephen B. Parks, Thomas P. Reeves and Stephen H. Westing, and, notwithstanding William G. Dumencu’s continuing employment with the Employer, voluntarily has agreed to pay him the amount that would be owing to him pursuant to his employment agreement if his employment were terminated without cause (all such individuals, collectively, the “Affected Individuals”);

AND WHEREAS, the Employee has agreed that the Severance Amount (defined below) may be paid to him, as to 100%, by the grant of stock options under the Employer’s 2002 Stock Option Plan, as amended (the “Stock Option Plan”), in a number to be calculated in accordance with the methodology therefor described in the Proxy Statement for the Employer’s Annual and Special Meeting of Stockholders held on September 30, 2008 (the “Proxy Statement”);

AND WHEREAS, the Employer will effect a recapitalization in which the issued and outstanding shares of its common stock will be reverse split in a ratio of 1:25 (the “Reverse Stock Split”);

AND WHEREAS, the Employment Agreement is further amended by this Agreement;

AND WHEREAS, the Employee has been elected a non-executive member of the Employer’s board of directors (the “Board”) and has been appointed the Chairman of the Board and, in such capacity, will be remunerated in accordance with the Board’s policies with respect to the compensation of directors;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement (the receipt and sufficiency of which are hereby acknowledged by the parties hereto), the parties hereto agree as follows:

1.	TERMINATION

1.1           The Employee and the Employer hereby agree that the Employee’s employment with the Employer is terminated pursuant to Section 8.1.2 of the Employment Agreement, effective at the close of business on the date hereof (the “Termination Date”).  The Employer shall pay the Employee, on the next regularly scheduled payday, all accrued (to and including the Termination Date) but unpaid salary.  For greater certainty, the Employee hereby waives the requirement, under Section 8.1.2 of the Employment Agreement, to provide 24 months’ prior written notice to the Employee of the Employer’s intention to terminate his employment with the Employer.

2.	RETURN OF PROPERTY

2.1           The Employee hereby certifies that he has returned to the Employer all property of the Employer in the Employee’s possession, including, without limitation, all keys, business cards, computer hardware, including, without limitation, Blackberry units, printers, mice and other hardware accessories, and computer software.  The Employee hereby further certifies that he has returned to the Employer, or destroyed, all tangible material embodying Confidential Information in any form whatsoever, including, without limitation, all paper copy copies, summaries and excerpts of Confidential Information and all electronic media or records containing or derived from Confidential Information.

3.	SEVERANCE

3.1           The Employee and the Employer hereby agree that, for reason of the termination of the Employee’s employment with the Employer pursuant to Section 8.1.2 of the Employment Agreement and effected by this Agreement, the Employee is entitled to receive from the Employer U.S.$1,570,007.76 (the “Severance Amount”), being an amount equal to:  (i) 24 months’ of his Basic Salary and Bonus; plus (ii) 5% of his Basic Salary in respect of his entitlement to Benefits; minus (iii) U.S.$12,533.50, being the aggregate amount that the Employer disbursed in 2008, on the Employee’s behalf, for certain perquisites to which he is entitled under the Employment Agreement.  For clarity, the purposes of calculating the Severance Amount, “Basic Salary” means the amount of the Employee’s Basic Salary on January 31, 2008.

3.2           Concurrently with the discharge by the Employer of the severance obligations owing to the Affected Individuals, the Employer shall pay the Severance Amount to the Employee, as to 100%, by the grant of stock options under the Stock Option Plan, in a number calculated in accordance with the methodology therefor described in the Proxy Statement (the “Severance Stock Options”), provided that the Severance Stock Options shall be exercisable immediately upon grant, have a term expiring on the tenth anniversary of the date of grant and have an exercise price determined and set in accordance with the policy of the Employer’s board of directors with respect to the granting of stock options and provided, further, that the number of the Severance Stock Options and the exercise price thereof shall be adjusted appropriately following the Reverse Stock Split, in accordance with the provisions of the Stock Option Plan.

4.	RELEASE AND TERMINATION

4.1           The Employee hereby agrees, on behalf of himself and his administrators, heirs, assigns and anyone claiming through him, to release completely and forever discharge the Employer and its affiliates and subsidiaries, and their respective officers, directors, shareholders, agents, servants, representatives, underwriters, successors, heirs and assigns, from any and all claims, demands, obligations and causes of action (“Claims”), of any nature whatsoever, whether known or unknown, which the Employee ever had, now has or might have in the future as a result of the Employee’s employment with the Employer as its Chairman and Chief Executive Officer or the termination thereof hereunder, including, without limitation, any claim relating to the Employment Agreement or the termination thereof hereunder or any claim relating to any violation of any Canadian federal or provincial statute or regulation, any claim for wrongful discharge or breach of contract or any claim relating to Canadian federal or provincial laws (including, without limitation, the Employment Standards Act (Ontario) and the Ontario Human Rights Code), provided, however, that such release and discharge shall be effective only upon the payment in full by the Employer of the Severance Amount pursuant to Article 3 of this Agreement.  For greater certainty, the release and discharge by the Employee pursuant to this Section 4.1 are not, and shall not be construed as, a release or discharge of any Claims resulting from or in connection with, or arising from or otherwise relating to, the Employee’s past, present or future service as a member of the Board or any action or omission in such capacity. In addition, nothing herein shall be construed as depriving the Employee of (i) any indemnification rights to which he is entitled under the Amended and Restated By-laws of the Employer or under the Indemnification Agreement, dated as of the date hereof, between the Employer and the Employee or (ii) any protection to which he may be entitled, on, prior to or after the Termination Date, under the Employer’s directors’ and officers’ liability insurance policy from time to time.

4.2           Section 12 of the Employment Agreement (Non-Competition) is hereby amended by replacing, in the first paragraph thereof, the words “which is the same as or substantially similar to or which competes with or would compete with the business carried on during the Employment Period or at the end thereof, as the case may be, by the Corporation or any of its Subsidiaries.” with the words “(i) the Corporation’s RHEO business and/or (ii) the business of OcuSense, Inc., as each of them was carried on during the Employment Period.”.

4.3           The Employment Agreement is hereby terminated and rendered null and void, save and except for those provisions thereof that are expressly stated to survive the termination thereof, including, without limitation, Section 12 (Non-Competition), as amended by Section 4.2 of this Agreement, and Sections 13 (No Solicitation of Patients), 14 (No Solicitation of Employees) 15 (Confidentiality) and 16 (Remedies).  The Employee hereby agrees to abide by such provisions, including, for greater certainty, Section 12 of the Employment Agreement (Non-Competition), as amended by Section 4.2 of this Agreement.

5.	FUTURE EMPLOYMENT

5.1           The mitigation by the Employee of any damages or losses arising from the termination hereunder of his employment with the Employer and the termination of the Employment Agreement hereunder (including, without limitation, by obtaining other employment) shall not, in any way, derogate from, or otherwise affect, the Employee’s rights or the Employer’s obligations under this Agreement.  For greater certainty, and without derogating from the generality of the foregoing statement, no amount to be paid by the Employer under this Agreement shall be reduced, or made refundable to the Employer, by any compensation earned by the Employee as a result of employment by another employer or otherwise after the Termination Date.

6.	THIRD PARTY COMMUNICATIONS

6.1           In consideration of the mutual promises and covenants contained herein, each of the parties hereto hereby agrees that he and it will not make any statements to, or initiate or participate in any discussions with, any other person, including, without limitation, the Employer’s customers, which are derogatory, disparaging or injurious to the reputation of the Employee or the Employer.  This Section 6.1, in no way, shall be construed as prohibiting either party hereto from responding truthfully to any question or interrogatory to which such party is requested to respond.

7.	ACKNOWLEDGEMENT

7.1	The Employee hereby acknowledges that:

(a)	He has had sufficient time to review and consider this Agreement thoroughly;

(b)	He has read and understands the terms of this Agreement and his obligations hereunder;

(c)	He has been given an opportunity to obtain independent legal advice, or such other advice as he may desire, concerning the interpretation and effect of this Agreement; and

(d)	He is entering this Agreement voluntarily and without any pressure from the Employer.

8.	MISCELLANEOUS

8.1           The headings in this Agreement are included solely for convenience of reference and shall not affect the construction or interpretation hereof.

8.2           The parties hereto expressly agree that nothing in this Agreement shall be construed as an admission of liability.

8.3           This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, trustees, administrators, successors and assigns.

8.4           This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter of the termination of the Employee’s employment with the Employer.  This Agreement supersedes and replaces all prior agreements, if any, written or oral, with respect to such subject matter and any rights which the Employee may have by reason of any such prior agreements or by reason of the Employee’s employment with the Employer.  There are no representations, warranties or agreements between the parties hereto in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.  No reliance is placed on any representation, opinion, advice or assertion of fact made by the Employer or any of its officers, directors, agents or employees to the Employee, except to the extent that the same has been reduced to writing and included as a term of this Agreement.  Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid.

8.5           Each of the provisions contained in this Agreement is distinct and severable, and a declaration of invalidity or unenforceability of any provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

8.6           This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

8.7           This Agreement may be signed in counterparts and delivered by facsimile transmission or other electronic means, and each of such counterparts shall constitute an original document, and such counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

OCCULOGIX, INC.

By:	/s/ Suh Kim
Suh Kim
General Counsel

/s/ Elias Vamvakas
Signature of Witness	Elias Vamvakas

Name of Witness (please print)